                                                                      Exhibit 99

CONSOLIDATED STATEMENT OF INCOME

                                                                                FISCAL YEARS ENDED JUNE 30,
U.S. DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS                            1999          1998           1997
------------------------------------------------------------------------------------------------------------------
Revenues                                                                      $12,312       $9,474         $10,354
Cost of revenues                                                                7,337        5,525           6,262
Selling, general and administrative expenses                                    4,820        3,396           3,373
Restructuring charge                                                              405           --              --
                                                                              ------------------------------------
Operating income (loss)                                                          (250)         553             719
Interest, net and other                                                           457          228             147
Gain on sale of Time Warner shares                                                 --          926             154
Gain on USA transactions                                                          128          360              --
                                                                              ------------------------------------
                                                                                 (579)       1,611             726
Provision (benefit) for income taxes                                              (33)         638             331
Minority interest                                                                 (26)          48              12
Equity earnings (losses) from unconsolidated companies                            137          (45)             62
                                                                              ------------------------------------
Income (loss) from continuing operations                                         (383)         880             445
Income (loss) from discontinued Tropicana operations, after tax                    (3)          66              57
Gain on sale of discontinued Tropicana operations, after tax                    1,072           --              --
                                                                              ------------------------------------
Net income                                                                    $   686       $  946         $   502
                                                                              ====================================
EARNINGS PER SHARE - BASIC
    Income (loss) from continuing operations                                  $ (1.01)      $ 2.51         $  1.20
    Discontinued Tropicana operations, after tax                                 2.82          .19             .16
                                                                              ------------------------------------
    Net income                                                                $  1.81       $ 2.70         $  1.36
                                                                              ====================================
EARNINGS PER SHARE - DILUTED
    Income (loss) from continuing operations                                  $ (1.01)      $ 2.49         $  1.20
    Discontinued Tropicana operations, after tax                                 2.82          .19             .15
                                                                              ------------------------------------
    Net income                                                                $  1.81       $ 2.68         $  1.35
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEET

                                                                     JUNE 30,     JUNE 30,
U.S. DOLLARS IN MILLIONS                                               1999         1998
------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                            $  1,533     $  1,174
Receivables, net of allowances                                          2,985        2,155
Inventories                                                             2,627        2,555
Other current assets                                                    1,736        1,087
                                                                     ---------------------
    TOTAL CURRENT ASSETS                                                8,881        6,971

Investments                                                             5,663        4,971
Film costs, net of amortization                                         1,251        1,272
Music catalogs, artists' contracts and advances                         3,348          761
Property, plant and equipment, net                                      3,158        2,733
Goodwill and other intangible assets                                   11,871        3,076
Other assets                                                              839          661
Net assets of discontinued Tropicana operations                            --        1,734
                                                                     ---------------------
                                                                     $ 35,011     $ 22,179
                                                                     =====================

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term debt          $  1,053     $  1,653
Payables and accrued liabilities                                        4,808        2,354
Accrued royalties and participations                                    2,285          702
                                                                     ---------------------
    TOTAL CURRENT LIABILITIES                                           8,146        4,709

Long-term debt                                                          7,468        2,225
Accrued royalties and participations                                      434          421
Deferred income taxes                                                   2,698        2,598
Other liabilities                                                       1,499          995
Minority interest                                                       1,878        1,915
                                                                     ---------------------
    TOTAL LIABILITIES                                                  22,123       12,863
                                                                     ---------------------

Shareholders' Equity
    Shares without par value                                            4,575          848
    Retained earnings                                                   8,707        8,268
    Accumulated other comprehensive income                               (394)         200
                                                                     ---------------------
    TOTAL SHAREHOLDERS' EQUITY                                         12,888        9,316
                                                                     ---------------------
                                                                     $ 35,011     $ 22,179
==========================================================================================

The accompanying notes are an integral part of these financial statements.

                              Approved by the Board

                                                  /s/ Matthew W. Barrett

           Edgar M. Bronfman                        Matthew W. Barrett
               Director                                 Director

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                              FISCAL YEARS ENDED JUNE 30,
U.S. DOLLARS IN MILLIONS                                                                   1999          1998           1997
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Income (loss) from continuing operations                                                 $  (383)       $   880        $   445
Adjustments to reconcile income from continuing operations to net cash provided:
   Depreciation and amortization of assets                                                   527            289            290
   Amortization of goodwill                                                                  246            127            103
   Gain on sale of Time Warner shares, DuPont warrants and Putnam                             --           (926)          (278)
   Gain on USA transactions                                                                 (128)          (360)            --
   Minority interest in income (loss) of subsidiaries                                        (26)            48             12
   Equity earnings from unconsolidated companies (greater)
      less than dividends received                                                           (45)           101             45
   Deferred income taxes                                                                      92            447            (53)
   Other                                                                                     120            (69)           145
   Changes in assets and liabilities, net of effect of acquisitions and dispositions:
      Receivables, net of allowances                                                         952           (324)          (238)
      Inventories                                                                            (85)            14              6
      Other current assets                                                                     6           (524)          (365)
      Music catalogs, artists' contracts and advances                                         (2)           (88)            (2)
      Payables and accrued liabilities                                                       (69)            (7)           513
      Other liabilities                                                                     (270)           151             41
                                                                                         -------        -------        -------
                                                                                           1,318         (1,121)           219
                                                                                         -------        -------        -------
Net cash provided by (used for) operating activities                                         935           (241)           664
                                                                                         -------        -------        -------

INVESTING ACTIVITIES
Acquisition of PolyGram                                                                   (8,607)            --             --
Sale of Tropicana                                                                          3,288             --             --
Investments in USANi LLC and USA Networks                                                   (243)        (1,700)            --
USA transactions                                                                              --          1,332             --
Sale of Time Warner shares, DuPont warrants and Putnam                                        --          1,863          2,217
Capital expenditures                                                                        (531)          (410)          (393)
Other                                                                                        (43)          (386)          (116)
                                                                                         -------        -------        -------
Net cash (used for) provided by investing activities                                      (6,136)           699          1,708
                                                                                         -------        -------        -------
FINANCING ACTIVITIES
Dividends paid                                                                              (247)          (231)          (239)
Issuance of shares                                                                         1,417             --             --
Issuance of shares upon exercise of stock options and conversion of LYONs                    314             86            107
Issuance of Adjustable Conversion-rate Equity Security Units                                 900             --             --
Issuance of long-term debt                                                                 5,086             41              3
Repayment of long-term debt                                                               (1,066)           (37)           (29)
Shares purchased and retired                                                                  --           (753)          (416)
(Decrease) increase in short-term borrowings and current portion of long-term debt          (841)         1,053         (1,601)
                                                                                         -------        -------        -------
Net cash provided by (used for) financing activities                                       5,563            159         (2,175)
                                                                                         -------        -------        -------
Net cash provided by continuing operations                                                   362            617            197
                                                                                         -------        -------        -------
Net cash (used for) provided by discontinued operations                                       (3)            67             16
                                                                                         -------        -------        -------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                    359            684            213
                                                                                         -------        -------        -------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           1,174            490            277
                                                                                         -------        -------        -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                               $ 1,533        $ 1,174        $   490
====================================================================================================================================

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                      COMMON SHARES WITHOUT                   ACCUMULATED
                                                             PAR VALUE                           OTHER             TOTAL
                                                        NUMBER                    RETAINED   COMPREHENSIVE     SHAREHOLDERS'
U.S. DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS   (THOUSANDS)     AMOUNT       EARNINGS       INCOME           EQUITY
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30,1996                              373,059        $  725       $8,389      $   91           $9,205
Components of comprehensive income:
   Net income                                                                       502                          502
   Currency translation adjustments                                                             (181)           (181)
   Unrealized holding gain in equity securities,
      net of $239 tax                                                                            444              444
                                                                                                               ------
   Total comprehensive income                                                                                     765
                                                                                                               ------
   Dividends paid ($.645 per share)                                                (239)                         (239)
   Shares issued - exercise of stock options           3,243            98                                         98
                 - conversion of LYONs                   296             9                                          9

   Shares purchased and retired                      (11,317)          (23)         (393)                        (416)
                                                    -----------------------------------------------------------------
BALANCE AT JUNE 30, 1997                             365,281           809         8,259         354            9,422
Components of comprehensive income:
   Net income                                                                        946                          946
   Currency translation adjustments                                                              (72)             (72)
   Unrealized holding loss in equity securities,
     net of $44 tax benefit                                                                      (82)             (82)
                                                                                                                  ----
   Total comprehensive income                                                                                     792
                                                                                                                  ----

   Dividends paid ($.66 per share)                                                  (231)                         (231)
   Shares issued - exercise of stock options           2,751             84                                         84
                 - conversion of LYONs                    48              2                                          2
Shares purchased and retired                         (20,948)           (47)        (706)                         (753)
                                                     -----------------------------------------------------------------
BALANCE AT JUNE 30, 1998                             347,132            848        8,268         200             9,316
Components of comprehensive income:
   Net income                                                                        686                           686
   Currency translation adjustments                                                             (599)             (599)
   Unrealized holding gain in equity securities,
      net of $8 tax                                                                                5                 5
                                                                                                                   ----
Total comprehensive income                                                                                          92
                                                                                                                   ----
   Dividends paid ($.66 per share)                                                  (247)                         (247)
   Shares issued - exercise of stock options
                     and other compensation            8,493            312                                        312
                 - conversion of LYONs                    26              2                                          2
                 - issuance of common shares          76,904          3,413                                      3,413
                                                      ----------------------------------------------------------------
BALANCE AT JUNE 30, 1999                             432,555         $4,575       $8,707      $ (394)          $12,888
============================================================================================================================

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Seagram Company Ltd. operates in four global business segments: music, filmed entertainment, recreation and other, and spirits and wine. The music business is conducted through Universal Music Group, which produces and distributes recorded music throughout the world in all major genres. Universal Music Group also manufactures, sells and distributes video products in the United States and internationally, and licenses music copyrights. The filmed entertainment business produces and distributes motion picture, television and home video products worldwide, operates and has ownership interests in a number of international cable channels and engages in the licensing of merchandising and film property rights. The recreation and other businesses operate theme parks, retail stores and are also involved in the development of entertainment software. The spirits and wine business, directly and through affiliates and joint ventures, produces, markets and distributes distilled spirits, wines, ports and sherries, coolers, beers, mixers and other low-alcohol beverages. In addition to marketing owned brands, the spirits and wine business also distributes distilled spirits, wine and beer brands owned by others.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION The Seagram Company Ltd. is headquartered in Canada, and more than 50 percent of the Company's shares are held by U.S. residents. As a result, the Company has prepared its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). U.S. GAAP applicable to the Company conforms, in all material respects, to Canadian GAAP Differences between U.S. and Canadian GAAP affecting these financial statements are discussed in Note 13. Should a material difference between the two accounting principles arise in the future, financial statements would be provided under both U.S. and Canadian GAAP

PRINCIPLES OF CONSOLIDATION AND ACCOUNTING FOR INVESTMENTS The consolidated financial statements include the accounts of The Seagram Company Ltd. and its subsidiaries. All intercompany accounts, transactions and profits have been eliminated. Investments in certain other companies in which Seagram has significant influence, but less than a controlling interest, are accounted for using the equity method. Investments in companies in which Seagram does not have significant influence are accounted for at market value if the investments are publicly traded, or at cost if not publicly traded.

USE OF ESTIMATES The preparation of the financial statements requires management to make informed estimates, assumptions and judgments, with consideration given to materiality, that affect the reported amounts of assets, liabilities, revenues and expenses. For example, estimates are used in management's forecast of anticipated revenues in the music and filmed entertainment businesses and in determining valuation allowances for uncollectible trade receivables and deferred income taxes. Actual results could differ from those estimates.

REVENUES AND COSTS

MUSIC Revenues from the sale of recorded music, net of a provision for estimated returns and allowances, are recognized upon shipment to third parties. Advances to established recording artists and direct costs associated with the creation of record masters are capitalized and are charged to expense as the related royalties are earned, or when the amounts are determined to be unrecoverable. The advances are expensed when past performance or current popularity does not provide a sound basis for estimating that the advance will be recovered from future royalties.

FILMED ENTERTAINMENT Generally, theatrical films are first distributed in the worldwide theatrical and home video markets. Subsequently, theatrical films are made available for worldwide pay television, network exhibition, television syndication and basic cable television. Television films from the Company's library may be licensed for domestic and foreign syndication, cable or pay television and home video. Theatrical revenues from the distribution of films are recognized as the films are exhibited. Revenues from television and pay television licensing agreements are recognized when the films are available for telecast. Home video product revenues, less a provision for estimated returns and allowances, are recognized upon availability of product for retail sale. Film costs are stated at the lower of cost, less accumulated amortization, or net realizable value. Generally, abandoned story and development costs are charged to film production overhead. The estimated total film production and participation costs are expensed based on the ratio of the current period's gross revenues to estimated total gross revenues from all sources on an individual production basis. Estimates of total gross revenues and costs can change significantly due to a variety of factors, including the level of market acceptance of film and television products. Accordingly, revenue and cost estimates are reviewed quarterly and revisions to amortization rates or write-downs to net realizable value may occur.

      Film costs, net of amortization, for completed theatrical films intended for distribution in the worldwide theatrical, home video and pay television distribution markets are classified as other current assets. The portion of released film costs expected to be realized from secondary markets such as network exhibition, television syndication and basic cable television are reported as noncurrent assets. Other costs relating to film production, including the purchase price of literary properties and related film development costs, and the film library are classified as noncurrent assets.

      The Company has an agreement with an independent party to sell substantially all completed feature films produced over the period 1997-2000 at amounts which approximate cost. The Company distributes these films and maintains an option to re-acquire the films, based on a formula considering the remaining estimated total gross revenues, net of costs, at the time of re-acquisition. No films have been re-acquired as of June 30,1999. As a distributor, the Company has recorded, in its statement of income, the revenues received from and operating expenses related to the films in all markets, and, in interest, net and other, certain other costs relating to the agreement.

RECREATION AND OTHER Revenues at theme parks are recognized at the time of visitor attendance. Revenues for retail operations are recognized at point-of-sale.


SPIRITS AND WINE Revenues from the sale of spirits and wines are generally recognized when products are shipped. The Company establishes liabilities for estimated returns and allowances at the time of shipment. Accruals for customer discounts and rebates are recorded when revenues are recognized.

FOREIGN CURRENCY TRANSLATION For operations in highly inflationary economies, the U.S. dollar is utilized as the functional currency. Affiliates outside the U.S. generally use the local currency as the functional currency. For affiliates in countries considered to have a highly inflationary economy, inventories and property, plant and equipment are translated at historical exchange rates and translation effects are included in net income. The cumulative currency translation adjustment balance was $(1,098) million, $(499) million and $(427) million at June 30, 1999, 1998 and 1997, respectively.

CASH AND CASH EQUIVALENTS Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

INVENTORIES Inventories consist principally of spirits and wines and are stated at cost, which is not in excess of market. The cost of spirits and wines inventories is determined by either the last-in, first-out (LIFO) method or the identified cost method. In accordance with industry practice, current assets include spirits and wines inventories, which are aged for varying periods of years. The cost of music, retail and home video inventories is determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment is carried at cost. Depreciation is determined using the straight-line method based on the estimated useful lives of the assets, generally at annual rates of 2-10 percent for buildings, 4-33 percent for machinery and equipment and 2-20 percent for other assets.

GOODWILL AND INTANGIBLE ASSETS The Company has significant acquired intangible assets, including goodwill, music catalogs, artists' contracts, music publishing assets, film libraries, copyrights and trademarks. Music catalogs and artists' contracts are amortized on an accelerated basis over 14 and 20 years, respectively. From the date of acquisition, the acceleration results in 80 percent of artists' contracts being amortized within the first eight years and 50 percent of music catalogs being amortized within the first five years. Music publishing assets, film libraries and copyrights are amortized on a straight-line basis over 20 years. Goodwill is amortized on a straight-line basis over periods up to 40 years. The Company reviews the carrying value of goodwill and intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of discounted estimated future operating cash flows anticipated to be generated during the remaining amortization period to the net carrying value. Music catalogs, artists' contracts, music publishing assets and copyrights includes $400 million of the cost of the 1995 Universal acquisition and approximately $2.8 billion of the cost of the December 1998 PolyGram acquisition. A film library acquired in connection with the Universal acquisition was valued at $300 million.

STOCK-BASED COMPENSATION Compensation cost attributable to stock option and similar plans is recognized based on the difference, if any, between the quoted market price of the Company's common shares on the date of grant over the exercise price of the option. The Company does not issue options at prices below market value at date of grant.

DERIVATIVE FINANCIAL INSTRUMENTS The Company enters into foreign currency and interest rate derivative contracts for the purpose of minimizing risk. The Company uses currency forwards and options to hedge firm commitments and a portion of its foreign indebtedness. In addition, the Company hedges foreign currency risk on intercompany payments and receipts through currency forwards, options and swaps which offset the exposure being hedged. Gains and losses on forward contracts are deferred and offset against foreign exchange gains and losses on the underlying hedged transaction. Gains and losses on forward contracts used to hedge foreign debt and intercompany payments are recorded in the income statement in selling, general and administrative expenses. The Company uses interest rate swap and swaptions to manage net exposure to interest rate movements related to its borrowings and to lower its overall borrowing costs. Net payments or receipts are recorded as adjustments to interest expense. Interest rate instruments generally have the same life as the underlying interest rate exposure. Gains or losses on the early termination of interest rate instruments are recognized over the remaining life, if any, of the underlying exposure as an adjustment to interest expense.

COMPREHENSIVE INCOME The Company adopted Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, at July 1, 1998. As it relates to the Company, comprehensive income is defined as net income plus the sum of currency translation adjustments and unrealized holding gains/losses in equity securities, collectively other comprehensive income, and is presented in the consolidated statement of shareholders' equity.

NEW ACCOUNTING GUIDANCE

START-UP COSTS The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AcSEC) issued Statement of Position
(SOP) 98-5, Reporting on the Costs of Start-Up Activities, which is effective for the Company's fiscal year beginning July 1, 1999. SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. The adoption of SOP 98-5 will result in a pre-tax charge of approximately $140 million, which will be accounted for as a cumulative effect of a change in accounting principle.

FINANCIAL INSTRUMENTS In June 1998, the Financial Accounting Standards Board
(FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The impact of SFAS No. 133 on the Company's financial statements will depend on a variety of factors, including the future level of forecasted and actual foreign currency transactions, the extent of the Company's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. In June 1999, the FASB delayed the effective date of the standard which will now be effective for the Company's fiscal year beginning July 1, 2000. The Company is currently evaluating the impact of adopting SFAS No. 133 on its financial statements.

PROPOSED CHANGES TO FILM ACCOUNTING STANDARDS In October 1998, the AcSEC issued an exposure draft of a proposed SOP, Accounting by Producers and Distributors of Films. The proposed SOP would supersede current film accounting standards related to the recognition of revenues, costs and expenses and film cost valuation. The SOP is intended to clarify the accounting for items that currently vary in practice. The SOP is expected to result in earlier recognition of certain expenses and revised financial statement presentation and disclosure. Once effective, adoption of the proposed accounting standard would be reflected as a cumulative effect of a change in accounting principle. Since the provisions of the SOP are still being deliberated by AcSEC, and could change significantly prior to the issuance of a final standard, the Company has not determined its impact at this time.

RECLASSIFICATIONS Certain prior period amounts in the financial statements and notes have been reclassified to conform with the current year presentation.

NOTE 2  SIGNIFICANT TRANSACTIONS

ACQUISITION OF POLYGRAM

On December 10, 1998, the Company acquired 99.5 percent of the outstanding shares of PolyGram N.V. (PolyGram), a global music and entertainment company, for $8,607 million in cash and approximately 47.9 million common shares of the Company. Substantially all of the common shares were issued to Koninklijke Philips Electronics N.V., which had owned 75 percent of the PolyGram shares.
The acquisition has been accounted for under the purchase method of accounting, and accordingly the results of the operations of PolyGram are included in the results of the Company's music and filmed entertainment segments from the date of acquisition. The acquisition was financed through both short-term and long-term borrowings. Following the acquisition of PolyGram, Matsushita Electric Industrial Co., Ltd., has an approximate 8 percent ownership interest in the entities which own Universal's music, filmed entertainment and recreation and other assets.

ALLOCATION OF PURCHASE PRICE The Company has performed a purchase price study related to its acquisition of PolyGram in order to assess and allocate the purchase price among tangible and intangible assets acquired and liabilities assumed, based on fair values at the acquisition date. The final allocation of purchase price is not expected to differ significantly from the following:

MILLIONS
--------------------------------------------------------------------------------
Identifiable intangible assets                                      $   2,774
Goodwill                                                                9,476
Accrual for exit activities                                              (490)
All other, net                                                           (960)
                                                                    ---------
                                                                    $  10,800
================================================================================

INTANGIBLE ASSETS Identifiable intangible assets consist of music catalogs, artists' contracts, music publishing assets, distribution networks and customer relationships. Acquired music catalogs, artists' contracts, and music publishing assets are amortized over periods ranging from 14 to 20 years, on an accelerated basis, and other intangibles are amortized over a 40-year period, on a straight-line basis. Goodwill is the excess of purchase price over the fair value of assets acquired and liabilities assumed, and is amortized on a straight-line basis over a 40-year period.

ACCRUAL FOR EXIT ACTIVITIES In connection with the integration of PolyGram and Seagram, management developed a formal exit activity plan which was committed to by management and communicated to employees shortly after the acquisition was consummated. Accrued exit activities related to the acquired PolyGram business consist principally of facility elimination costs, contract terminations and the severance or relocation of approximately 1,700 employees, of which approximately 1,000 had been terminated at June 30, 1999.

DISPOSITION OF TROPICANA

On August 25, 1998, the Company completed the sale of Tropicana Products, Inc. and the Company's global fruit juice business (Tropicana) for approximately $3,288 million in cash, which resulted in a pre-tax gain of $1,445 million ($1,072 million after tax). Tropicana produced and marketed Tropicana, Dole and other branded fruit juices and beverages. Summarized financial information related to the discontinued Tropicana business follows:

                                                   PERIOD ENDED         FISCAL YEARS ENDED
                                                     AUGUST 25,              JUNE 30,
MILLIONS                                                   1998       1998             1997
--------------------------------------------------------------------------------------------
Revenues                                           $337               $1,986           $1,916
Cost of revenues                                    266                1,394            1,314
Selling, general and administrative expenses         68                  423              450
                                                   ------------------------------------------
Operating income                                      3                  169              152
Interest expense                                      3                   39               41
Provision for income taxes                            3                   64               54
                                                   ------------------------------------------
Income (loss) from discontinued operations         $ (3)              $   66           $   57
=============================================================================================

Interest expense above represents allocations based on the ratio of net assets of discontinued operations to consolidated net assets.

MILLIONS                                                  JUNE 30, 1998
-----------------------------------------------------------------------
Current assets                                                   $  546
Noncurrent assets                                                 1,622
                                                                 ------
                                                                 $2,168
                                                                 ======
Current liabilities                                              $  322
Noncurrent liabilities                                              112
Shareholders' equity                                              1,734
                                                                 ------
                                                                 $2,168
=======================================================================

USA TRANSACTIONS

On October 21, 1997 Universal acquired from Viacom Inc. the remaining 50 percent interest in the USA Networks partnership for $1.7 billion in cash. This purchase was in addition to Universal's original 50 percent interest in USA Networks. The acquisition was accounted for under the purchase method of accounting. The cost of the acquisition was allocated on the basis of the estimated fair market value of the assets acquired and liabilities assumed. This transaction resulted in $1.6 billion of goodwill which was being amortized over 40 years.

On February 12,1998, Universal sold its acquired 50 percent interest in USA Networks to USA Networks, Inc. (USAi) and contributed its original 50 percent interest in USA Networks, the majority of its television assets and 50 percent of the international operations of USA Networks to USANi LLC. In this transaction, Universal received $1,332 million in cash, a 10.7 percent interest in USAi and a 45.8 percent exchangeable interest in USANi LLC. Universal recognized a gross gain of $583 million, before taking into consideration the effect of the transaction, which impaired certain remaining television assets and transformed various related contractual obligations into adverse purchase commitments. The fair value of these items was determined based on expected future cash flows. The impairment losses and adverse purchase commitments arising from the transaction aggregated $223 million and were reflected in the net gain of $360 million ($222 million after tax). During 1999, $128 million of accrued costs were reversed as a result of the favorable settlement of certain contractual obligations and adverse purchase commitments. The transactions resulted in $82 million of goodwill, which is being amortized over 40 years. The investment in the 9.1 million shares of USAi common stock held by Universal at June 30,1999 is accounted for at market value ($365 million at June 30, 1999) and has an underlying historical cost of $211 million. The investment in 6.7 million shares of Class B common stock of USAi is carried at its historical cost of $136 million. The investment in the LLC is accounted for under the equity method.

PRO FORMA FINANCIAL INFORMATION

The unaudited condensed pro forma income statement data presented below assume the PolyGram acquisition, the sale of Tropicana and the USA transactions occurred at the beginning of the 1998 fiscal year. The pro forma information is not necessarily indicative of the combined results of operations of the Company that would have occurred if the transactions had occurred on the date previously indicated, nor is it necessarily indicative of future operating results of the Company.

PRO FORMA INCOME STATEMENT

                                                     FISCAL YEARS ENDED JUNE 30,
MILLIONS, EXCEPT PER SHARE AMOUNTS                   1999             1998
--------------------------------------------------------------------------------
Revenues                                             $15,344          $14,587
Net income (loss)                                    $  (208)         $   447

EARNINGS (LOSS) PER SHARE
Basic                                                $  (.52)         $  1.12
Diluted                                              $  (.52)         $  1.11
================================================================================

OTHER TRANSACTIONS

TIME WARNER SHARES On February 5,1998, the Company sold 15 million shares of Time Warner common stock for pre-tax proceeds of $958 million. On May 27,1998, the Company sold its remaining 11.8 million shares of Time Warner common stock for pre-tax proceeds of $905 million. The aggregate gain on the sale of the shares was $926 million ($602 million after tax). On May 28,1997, the Company sold 30 million shares of Time Warner common stock for pre-tax proceeds of $1.39 billion. The gain on the sale of the shares in the fiscal year ended June 30, 1997, was $154 million ($100 million after tax) in accordance with the specific identification method.

PUBLISHING GROUP On December 16, 1996, the Company sold its book publishing unit, The Putnam Berkley Group, Inc. (Putnam). Proceeds from the sale were $330 million, resulting in a $64 million pre-tax gain on the disposition. There was no after-tax gain or loss due to the write-off of non-tax-deductible goodwill associated with Putnam. The operating results of Putnam through December 16,1996 are included in operating income.

DUPONT EQUITY WARRANTS On July 24, 1996, the Company sold 156 million equity warrants of E.I. du Pont de Nemours and Company (DuPont) to DuPont for $500 million in cash. The after-tax net proceeds were $479 million and the gain on the sale of the warrants was $60 million ($39 million after tax) and is included in interest, net and other in the fiscal year ended June 30,1997.

NOTE 3  RESTRUCTURING CHARGE

Management developed and committed to a formal plan that was communicated to employees to restructure its music and filmed entertainment operations after the acquisition of PolyGram. This plan resulted in a 1999 pre-tax restructuring charge of $405 million. The charge related entirely to the Company's existing global music and film production, financial, marketing and distribution operations and includes severance, elimination of duplicate facilities and labels, termination of artists' and distribution contracts and costs related to exiting film production arrangements and properties in development. The major components of the charge are:

                                                               FILMED
MILLIONS                                       MUSIC    ENTERTAINMENT     TOTAL
--------------------------------------------------------------------------------
Severance and other employee-related costs     $111          $15           $126
Facilities and labels                           124            4            128
Contract termination and other costs             78           73            151
                                               -------------------------------
                                               $313          $92           $405
================================================================================

The severance and other employee-related costs provide for a reduction of approximately 1,200 employees worldwide related to facility closures, duplicate position eliminations and streamlining of operations related to cost reduction initiatives. The facilities and labels elimination costs provide for domestic and international lease and label terminations and the write-off of the net book value of furniture, fixtures and equipment and leasehold improvements for vacated properties. The costs of contract terminations are comprised primarily of artists' contracts, distribution contracts, story property commitments and filmed entertainment term deals. The cash and non-cash elements of the restructuring charge approximate $318 million and $87 million, respectively. The utilization of the restructuring charge to date follows:

                                              ORIGINAL        UTILIZED          BALANCE AT
MILLIONS                                      ACCRUAL      CASH   NON-CASH    JUNE 30, 1999
-------------------------------------------------------------------------------------------
Severance and other employee-related costs     $126        $ 42      $  3        $  81
Facilities and labels                           128           4        13          111
Contract termination and other costs            151          30         9          112
                                               --------------------------------------------
                                               $405        $ 76      $ 25        $ 304
===========================================================================================

As part of the restructuring initiative, approximately 600 employees have separated from the Company as of June 30,1999. The Company anticipates that all restructuring activities will be substantially completed by June 30, 2000.

NOTE 4  INVESTMENTS

The Company's investments consist of:

MILLIONS                                     JUNE 30, 1999         JUNE 30, 1998
--------------------------------------------------------------------------------
Equity method investments:
   USANi LLC                                    $2,329                $1,960
   Other                                         1,710                 1,477
                                                ------                ------
                                                 4,039                 3,437
                                                ------                ------

Cost and fair-value investments:
   DuPont                                        1,123                 1,228
   USAi common stock                               365                   178
   USAi Class B common stock                       136                   128
                                                ------                ------
                                                 1,624                 1,534
                                                ------                ------
Total investments                               $5,663                $4,971
================================================================================

EQUITY METHOD INVESTMENTS The Company has a number of investments in unconsolidated companies which are 50 percent or less owned or controlled, which are accounted for using the equity method. The most significant of these is USANi LLC, which is part of our filmed entertainment business and is engaged in network and first run syndication television production, domestic distribution of its and Universal's television production and operation of the USA Network and SCI FI Channel cable networks (49 percent equity interest). Other filmed entertainment equity investments include Loews Cineplex Entertainment Corporation, primarily engaged in theatrical exhibition of motion pictures in the U.S. and Canada (26 percent owned); Cinema International Corporation and United Cinemas International, both engaged in theatrical exhibition of motion pictures in territories outside the U.S. and Canada (49 percent owned). Significant investments in the recreation and other business include Universal City Florida Partners, which owns Universal Studios Florida, a motion picture and television themed tourist attraction and production facility in Orlando, Florida (50 percent owned); Universal City Development Partners, which owns Universal Studios Islands of Adventure, an additional themed tourist attraction developed on land adjacent to Universal Studios Florida and Universal Studios CityWalk Orlando, a dining, retailing and entertainment complex (50 percent owned); USJ Co., Ltd., which has begun development of a motion picture themed tourist attraction, Universal Studios Japan, and owns commercial real estate in Osaka, Japan (24 percent owned); Universal Studios Port Aventura, a theme park located in Spain (37 percent owned); SEGA GameWorks LLC, which designs, develops and operates location-based entertainment centers (27 percent owned); and Interplay Entertainment Corp., an entertainment software developer (26 percent owned). In the music business, significant equity investments include GetMusic, an online music alliance designed to create Internet sites that promote and sell music; Universal Concerts Canada and Universal/PACE Amphitheaters Group, L.P. The spirits and wine business has an investment in Kirin-Seagram Limited, engaged in the manufacture, sale and distribution of distilled beverage alcohol and wines in Japan (49 percent owned).

      Summarized financial information for the Company's investments in unconsolidated companies, derived from unaudited historical financial results, follows:

SUMMARIZED BALANCE SHEET INFORMATION

MILLIONS                                   JUNE 30, 1999           JUNE 30, 1998
--------------------------------------------------------------------------------
Current assets                                $ 1,897                 $ 1,651
Noncurrent assets                              11,928                  10,415
                                              -------                 -------
Total assets                                  $13,825                 $12,066
                                              -------                 -------
Current liabilities                           $ 1,991                 $ 1,718
Noncurrent liabilities                          3,883                   3,738
Equity                                          7,951                   6,610
                                              -------                 -------
Total liabilities and equity                  $13,825                 $12,066
                                              -------                 -------
Proportionate share of net assets
   of unconsolidated companies                $ 3,691                 $ 2,884
================================================================================

Approximately $700 million of the cost of the 1995 Universal acquisition was allocated to goodwill related to investments in unconsolidated companies and is being amortized on a straight-line basis over 40 years.

SUMMARIZED STATEMENT OF OPERATIONS

                                                FISCAL YEARS ENDED JUNE 30,
MILLIONS                                     1999          1998           1997
--------------------------------------------------------------------------------
Revenues                                     $5,294        $4,561        $4,782
Earnings before interest and taxes           $  351        $  366        $  351
Net income                                   $  314        $  173        $  229
================================================================================

The equity earnings (losses) of unconsolidated companies in the consolidated statement of income includes goodwill amortization related to unconsolidated companies of $35 million, $81 million and $62 million for the fiscal years ended June 30, 1999, 1998 and 1997, respectively, principally in the filmed entertainment and recreation and other segments. Additionally, operating income for the fiscal year ended June 30, 1998 includes $76 million of income from USA Networks for the period from October 21, 1997 to February 12, 1998 when the Company owned 100 percent of USA Networks as described in Note 2.

COST AND FAIR-VALUE INVESTMENTS

DUPONT At June 30, 1999, the Company owned 16.4 million shares of the outstanding common stock of DuPont. The Company accounts for the investment at market value which was $1,123 million at June 30, 1999. The underlying historical book value of the DuPont shares is $187 million, which represents the historical cost of the shares plus unremitted earnings related to those shares.

USAi At June 30, 1999, the Company owned 9.1 million shares of the outstanding common stock of USAi. The investment, which is accounted for at market value ($365 million at June 30, 1999), has an underlying cost of $211 million. At June 30, 1999, the Company also owned 6.7 million shares of USAi Class B common stock which is carried at its historical cost of $136 million.

NOTE 5   LONG-TERM DEBT AND CREDIT ARRANGEMENTS

LONG-TERM DEBT

MILLIONS                                                           JUNE 30, 1999   JUNE 30, 1998
---------------------------------------------------------------------------------------------------
9% Debentures due 1998 (C$200 million) (1)                            $   --         $   156
Unsecured term bank loans, due 1998 to 1999,
  with a weighted average interest rate of 4.81%                          --             155
6.5% Debentures due 2003                                                 200             200
8.35% Debentures due 2006                                                200             200
8.35% Debentures due 2022                                                200             199
6.875% Debentures due 2023                                               200             200
6% Swiss Franc Bonds due 2085 (SF 250 million)                           162             164
7.5% Adjustable Conversion-rate Equity Security Units (2)                927              --
Other                                                                    208             158
                                                                      ------          ------
                                                                       2,097           1,432
                                                                      ------          ------
Joseph E. Seagram & Sons, Inc., guaranteed by Company:
  5.79% Senior Notes due 2001                                            250              --
  6.25% Senior Notes due 2001                                            600              --
  6.4% Senior Notes due 2003                                             400              --
  6.625% Senior Notes due 2005                                           475              --
  8.375% Debentures due 2007                                             200             200
  7% Debentures due 2008                                                 200             200
  6.8% Senior Notes due 2008                                             450              --
  8.875% Debentures due 2011                                             223             223
  9.65% Debentures due 2018                                              249             249
  7.5% Senior Debentures due 2018                                        875              --
  9% Debentures due 2021                                                 198             198
  7.6% Senior Debentures due 2028                                        700              --
  8% Senior Quarterly Income Debt Securities due 2038 (QUIDS)            550              --
  Liquid Yield Option Notes (LYONs) (3)                                    9               9
                                                                      ------          ------
                                                                       5,379           1,079
                                                                      ------          ------
                                                                       7,476           2,511
Current portion of long-term debt                                         (8)           (286)
                                                                      ------          ------
                                                                      $7,468          $2,225
--------------------------------------------------------------------------------------------

(1) All principal and interest payments for these 9% Debentures were converted at issuance through a series of currency exchange contracts from Canadian dollars to U.S. dollars with an effective interest rate of 7.7%.

(2) In June 1999, the Company issued 18,500,000 units of the 7.5% Adjustable Conversion-rate Equity Security Units at a stated price of $50.125 for an aggregate initial offering price of $927 million. Each unit consists of a contract to purchase common shares of the Company and a subordinated deferrable note of its subsidiary, Joseph E. Seagram & Sons, Inc., that is guaranteed by the Company. Under the purchase contracts, on June 21, 2002, the unit holders will purchase for $50.125 not more than one and not less than 0.8333 of one share of the Company's common shares per unit, depending on the average trading price of the common shares during a specified trading period in June 2002. The junior subordinated deferrable notes have a principal amount equal to the stated amount of the units and an interest rate of 7.62%. The interest rate on the note is subject to adjustment at March 21, 2002 and the note matures on June 21, 2004. The holders of the units are required to pay contract fees to the Company at an annual rate of .12%. These payments will be funded out of payments made in respect of the notes so that the net distributions on the notes will be 7.5%.

(3) LYONs are zero coupon notes with no interest payments due until maturity on March 5, 2006. Each $1,000 face amount LYON may be converted, at the option of the holder, into 18.44 of the Company's common shares (276,474 shares at June 30, 1999). The Company has guaranteed the LYONs on a subordinated basis.

The Company's unused lines of credit totaled $7.6 billion and have varying terms of up to three years. At June 30, 1999, short-term borrowings comprised $1,045 million of bank borrowings bearing interest at market rates.

    Interest expense on long-term debt was $380 million, $226 million and $218 million in the fiscal years ended June 30, 1999, 1998 and 1997, respectively. Annual repayments and redemptions of long-term debt for the five fiscal years subsequent to June 30, 1999 are: 2000 - $8 million; 2001 - $257 million; 2002 -$666 million; 2003 - $200 million; and 2004 - $1,327 million.

    Summarized financial information for JES and its subsidiaries is presented below. Separate financial statements and other disclosures related to JES are not provided because management has determined that such information does not provide additional meaningful information to holders of JES debt securities.


                                                    FISCAL YEARS ENDED JUNE 30,

MILLIONS                                             1999      1998      1997
--------------------------------------------------------------------------------
Revenues                                             $2,242    $2,144    $2,114
Cost of revenues                                     $1,390    $1,356    $1,320
Income (loss) from continuing operations             $   (8)   $   (8)   $   76
Discontinued Tropicana operations                        --       (17)       11
                                                     ------    ------    ------
Net Income (loss)                                    $   (8)   $  (25)   $   87
--------------------------------------------------------------------------------

                                                              June 30,   June 30
                                                                1999      1998
--------------------------------------------------------------------------------
Current assets                                                 $ 1,674   $ 1,821
Noncurrent assets                                               18,602    12,201
                                                               -------   -------
                                                               $20,276   $14,022
                                                               -------   -------
Current liabilities                                            $ 1,099   $   843
Noncurrent liabilities                                          10,014     3,922
Shareholders' equity                                             9,163     9,257
                                                               -------   -------
                                                               $20,276   $14,022
--------------------------------------------------------------------------------

NOTE 6        FINANCIAL INSTRUMENTS
The carrying value of cash, cash equivalents, receivables, short-term borrowings, current portion of long-term debt and payables approximate fair value because maturities are less than one year in duration. The Company's remaining financial instruments consisted of the following:

                                                                       ASSET (LIABILITY)
                                                             JUNE 30, 1999                         JUNE 30, 1998
                                                       CARRYING VALUE    FAIR VALUE       CARRYING VALUE    FAIR VALUE
----------------------------------------------------------------------------------------------------------------------
NONDERIVATIVES
Investments (Note 4)                                   $   398           $ 1,488          $   329           $ 1,406
Long-term debt                                         $(7,468)          $(7,600)         $(2,225)          $(2,477)

DERIVATIVES HELD FOR PURPOSES OTHER THAN TRADING
Foreign exchange forwards                              $    --           $    50          $    --           $     1
Foreign exchange options                                    --                --              169                49
Interest rate swaps                                         --                13               --                --
                                                       -------           -------          -------           -------
                                                       $    --           $    63          $   169           $    50
 ----------------------------------------------------------------------------------------------------------------------

Fair value of investments was determined based on quoted market value of these securities as traded on stock exchanges. Fair value of long-term debt was estimated using quoted market prices for similar issues. The fair value for foreign exchange and interest rate instruments was based on market prices as quoted from financial institutions.

The Company, as the result of its global operating and financing activities, is exposed to changes in interest rates and foreign currency exchange rates that may adversely affect its results of operations and financial position. In seeking to minimize the risks and costs associated with such activities, the Company manages the impact of interest rate changes and foreign currency changes on earnings and cash flows by entering into derivative contracts. The Company does not use derivative financial instruments for trading or speculative purposes.

At June 30, 1999, the Company held interest rate swap contracts that had notional amounts of $500 million (none at June 30, 1998). These swap agreements expire in one to two years.

At June 30, 1999, the Company held foreign currency forward contracts and options to purchase and sell foreign currencies, including cross-currency contracts and options to sell one foreign currency for another currency, with notional amounts totaling $4,539 million ($7,309 million at June 30, 1998). The forward contracts and options are used to hedge the exchange rate exposure to foreign currency intercompany payments and receipts. The payments and receipts are principally related to intercompany sales, royalties, licenses and service fees. These derivatives have varying maturities not exceeding two years. The principal currencies hedged are the euro, British pound, Canadian dollar, Australian dollar and Japanese yen.

The Company minimizes its credit exposure to counter-parties by entering into contracts only with highly-rated commercial banks or financial institutions and by distributing the transactions among the selected institutions. Although the Company's credit risk is the replacement cost at the then-estimated fair value of the instrument, management believes that the risk of incurring losses is remote and that such losses, if any, would not be material. The market risk related to the foreign exchange agreements should be offset by changes in the valuation of the underlying items being hedged.

NOTE 7     Common Shares, Earnings Per Share and Stock Options

The Company is authorized to issue an unlimited number of common and preferred shares without nominal or par value. At June 30, 1999, 37,857,938 common shares were potentially issuable upon the conversion of the LYONs, the exercise of employee stock options and the conversion of deferred share units. Basic net income per share was based on the following weighted average number of shares outstanding during the fiscal years ended June 30,1999 -- 378,193,043; June 30, 1998 -- 349,874,259; and June 30,1997 -- 369,682,224. Diluted net income per share was based on the following weighted average number of shares outstanding during the fiscal years ended June 30, 1998 -- 353,604,553; and June 30, 1997 -- 374,268,746. Average shares of 4,933,249 were not included in the computation of 1999 diluted net income per share because to do so would have been anti-dilutive.

STOCK OPTION PLANS

Under the Company's employee stock option plans, options may be granted to purchase the Company's common shares at not less than the fair market value of the shares on the date of the grant. Currently outstanding options become exercisable one to five years from the grant date and expire ten years after the grant date.

The Company has adopted FAS 123, Accounting for Stock-Based Compensation. In accordance with the provisions of FAS 123, the Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans utilizing the methodology prescribed by FAS 123, the Company's net income and earnings per share would be reduced to the pro forma amounts indicated below:

                                                      FISCAL YEARS ENDED JUNE 30,
MILLIONS, EXCEPT PER SHARE AMOUNTS                       1999      1998        1997
-----------------------------------------------------------------------------------
Net income:
  As reported                                         $  686     $  946      $  502
  FAS 123 pro forma                                      622        892         469

Basic earnings per common share:
  As reported                                         $ 1.81     $ 2.70      $ 1.36
  FAS 123 pro forma                                     1.64       2.55        1.27

Diluted earnings per common share:
  As reported                                         $ 1.81     $ 2.68      $ 1.35
  FAS 123 pro forma                                     1.64       2.52        1.26
===================================================================================

These pro forma amounts may not be representative of future disclosures. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the fiscal years ended June 30, 1999, June 30, 1998 and June 30, 1997, respectively: dividend yields of 1.5, 1.8 and 1.6 percent; expected volatility of 30, 25 and 24 percent; risk-free interest rates of 5.1, 5.6 and
6.7 percent; and expected life of six years for all periods. The weighted average fair value of options granted during the fiscal years ended June 30,1999, June 30,1998 and June 30, 1997 for which the exercise price equals the market price on the grant date was $15.25, $10.92 and $12.18, respectively. The weighted average fair value of options granted during the fiscal year ended June 30, 1998 for which the exercise price exceeded the market price on the grant date was $7.44.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Transactions involving stock options are summarized as follows:

                                                                        WEIGHTED
                                                                         AVERAGE
                                                                  EXERCISE PRICE
                                    STOCK OPTIONS                     OF OPTIONS
                                      OUTSTANDING                    OUTSTANDING
--------------------------------------------------------------------------------
BALANCE, JUNE 30,1996               29,086,238                          $  29.33
Granted                              7,366,978                             38.97
Exercised                           (3,242,766)                            25.93
Cancelled                             (249,324)                            33.02
                                    --------------------------------------------


BALANCE, JUNE 30,1997               32,961,126                             31.79
Granted                              8,160,909                             38.32
Exercised                           (2,751,832)                            26.14
Cancelled                             (752,284)                            38.53
                                    --------------------------------------------

BALANCE, JUNE 30,1998               37,617,919                             33.49
Granted                             11,674,558                             45.40
Exercised                           (8,489,374)                            31.50
Cancelled                           (3,234,811)                            34.79
                                    --------------------------------------------

BALANCE, JUNE 30, 1999              37,568,292                             37.53
================================================================================

The following table summarizes information concerning currently outstanding and exercisable stock options:

                                             WEIGHTED
                                              AVERAGE          WEIGHTED                   WEIGHTED
                                            REMAINING           AVERAGE                    AVERAGE
RANGE OF                   NUMBER         CONTRACTUAL          EXERCISE         NUMBER    EXERCISE
EXERCISE PRICES       OUTSTANDING                LIFE             PRICE    EXERCISABLE       PRICE
--------------------------------------------------------------------------------------------------
under $20                  621,347                0.7          $  19.44        621,347    $  19.44
$20 - $30                6,746,946                3.6             27.12      6,616,946       27.10
$30 - $40               22,002,489                7.5             35.66     12,827,685       34.66
$40 - $50                5,534,185                9.5             47.77        205,235       46.79
$50 - $60                2,663,325                9.6             57.54        100,000       52.28
                        ----------                                          ----------
                        37,568,292                                          20,371,213
==================================================================================================


NOTE 8   Income Taxes

The following tables summarize the sources of pre-tax income and the resulting income tax expense:

GEOGRAPHIC COMPONENTS OF PRE-TAX INCOME

                                                               FISCAL YEARS ENDED JUNE 30,
MILLIONS                                                       1999         1998         1997
---------------------------------------------------------------------------------------------
U.S.                                                           $ (545)   $  1,192       $ 136
Canada                                                             39          51          77
Other jurisdictions                                               (73)        368         513
                                                               ------------------------------
Income (loss) from continuing operations, before tax             (579)      1,611         726
Discontinued Tropicana operations                               1,445         130         111
                                                               ------------------------------
Income before tax                                              $  866    $  1,741       $ 837
=============================================================================================

COMPONENTS OF INCOME TAX EXPENSE

                                                                FISCAL YEARS ENDED JUNE 30,
                                                             1999           1998           1997
                                                             ----           ----           ----
MILLIONS
Income tax expense (benefit) applicable to:
Continuing operations                                       $ (33)          $638           $331
Discontinued Tropicana operations                             376             64             54
                                                            -----           ----           ----
Total income tax expense                                    $ 343           $702           $385
                                                             ====           ====           ====

Current
    Continuing operations
       Federal                                              $(256)          $134           $184
       State and local                                          3            (20)            35
       Other jurisdictions                                    128             77            165
                                                            -----           ----           ----
                                                             (125)           191            384
Discontinued Tropicana operations                             376             58             53
                                                            -----           ----           ----
                                                              251            249            437
                                                            -----           ----           ----
Deferred
    Continuing operations
       Federal                                                130            351            (25)
       State and local                                          2             34            (19)
       Other jurisdictions                                    (40)            62             (9)
                                                            -----           ----           ----
                                                               92            447            (53)
Discontinued Tropicana operations                              --              6              1
                                                            -----           ----           ----
                                                               92            453            (52)
                                                            -----           ----           ----
Total income tax expense                                    $ 343           $702           $385
                                                            =====           ====           ====

COMPONENTS OF NET DEFERRED TAX LIABILITY

                                                                      JUNE 30, 1999            JUNE 30, 1998
MILLIONS
Basis and amortization differences                                       $ 1,016                  $  572
DuPont share redemption                                                    1,540                   1,540
DuPont and USAi investments                                                  613                     516
Unremitted foreign earnings                                                   89                      94
Advances                                                                      49                      --
Other, net                                                                   144                      80
                                                                         -------                  ------
Deferred tax liabilities                                                   3,451                   2,802
                                                                         -------                  ------
Deferred revenue                                                             (37)                    (60)
Employee benefits                                                           (114)                    (28)
Tax credit and net operating loss carryovers                                (256)                    (60)
Valuation, doubtful accounts and return reserves                            (259)                   (234)
Other, net                                                                  (660)                   (136)
                                                                         -------                  ------
Deferred tax assets                                                       (1,326)                   (518)
Valuation allowance                                                           82                      32
                                                                         -------                  ------

                                                                          (1,244)                   (486)
                                                                         -------                  ------
Net deferred tax liability                                               $ 2,207                  $2,316
                                                                         =======                  ======

The Company has U.S. tax credit carryovers of $32 million, $13 million of which have no expiration date and $19 million of which have expiration dates through 2009. In addition, the Company has approximately $721 million of net operating loss carryovers, $209 million of which have no expiration date and $512 million of which have expiration dates through 2018. A portion of the valuation allowance arises from uncertainty as to the realization of certain of these tax credit and net operating loss carryovers. If realized, these benefits would be applied to reduce the unallocated purchase price.

     Deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates. Provision is made for income taxes, which may be payable on foreign subsidiary earnings to the extent that the Company anticipates that they will be remitted. Unremitted earnings of foreign subsidiaries which have been, or are intended to be, permanently reinvested and for which no income tax has been provided, approximated $6,400 million at June 30,1999. It is not practicable to estimate the additional tax that would be incurred, if any, if these amounts were repatriated.

EFFECTIVE INCOME TAX RATE -- CONTINUING OPERATIONS

                                                                FISCAL YEARS ENDED JUNE 30,
                                                             1999           1998           1997
                                                             ----           ----           ----
U.S. statutory rate                                           (35)%          35%            35%
Goodwill amortization                                          11             1              8
Equity income                                                  10            --              6
Foreign tax at other than U.S. statutory rate                   5             4             (4)
State and local                                                --             1              2
Other                                                           3            (1)            (1)
                                                              ----          ----           ----
Effective income tax rate -- continuing operations             (6)%          40%            46%
                                                              ====          ====           ====

Various taxation authorities have proposed or levied assessments for additional income taxes of prior years. Management believes that settlements will not have a material effect on the results of operations, financial position or liquidity of the company.

NOTE 9     Benefit Plans

The FASB issued SFAS No. 132, Employers Disclosures about Pensions and Other Postretirement Benefits, in February 1998. The new standard does not change the measurement or recognition of costs for pensions or other postretirement plans. It standardizes disclosures and eliminates those that are no longer useful. The information provided below has been presented under the requirements of the new standard.

     Retirement pensions are provided for substantially all of the Company's employees through defined benefit or defined contribution plans sponsored by the Company or unions representing employees. For Company-sponsored defined benefit plans, pension expense and plan contributions are determined by independent consulting actuaries. The funding policy for tax-qualified pension plans is consistent with statutory funding requirements and regulations. Contributions to defined contribution plans are funded and expensed currently. Postretirement health care and life insurance are provided to a majority of nonunion employees in the U.S. Eligibility for benefits is based upon retirement, age and completion of a specified number of years of service. Postemployment programs, principally severance, are provided for the majority of nonunion employees. The cost of these programs is accrued based on actuarial studies. There is no advance funding for postretirement or postemployment benefits.

    The following tables pertain to the Company's defined benefit pension or postretirement plans principally in the U.S., the U.K., Canada, France, Germany and Japan, and provide reconciliations of the changes in benefit obligations, fair value of plan assets and funded status for the two-year period ending June 30, 1999:

                                                             PENSION BENEFITS                POSTRETIREMENT BENEFITS
MILLIONS                                                      1999             1998               1999             1998
-----------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                   $  1,070         $    946           $    172         $    157
Service cost                                                    48               25                  2                2
Interest cost                                                   81               70                 12               11
Plan amendments and acquisitions                               220                2                  5               --
Actuarial loss, net                                             21               92                  1               12
Benefits paid                                                  (81)             (67)               (10)             (10)
Translation                                                    (20)               2                 --               --
                                                          -------------------------------------------------------------
Benefit obligation at end of year                         $  1,339         $  1,070           $    182         $    172
                                                          =============================================================
FAIR VALUE OF PLAN ASSETS
Fair value of plan assets at beginning of year            $  1,271         $  1,091           $     --         $     --
Actual return on plan assets                                   127              226                 --               --
Acquisition                                                     45               --                 --               --
Contributions                                                   15               18                 10               10
Benefits paid                                                  (80)             (65)               (10)             (10)
Translation                                                    (13)               1                 --               --
                                                          -------------------------------------------------------------
Fair value of plan assets at end of year                  $  1,365         $  1,271           $     --         $     --
                                                          =============================================================

FUNDED STATUS
Funded status at end of year                              $     26         $    201           $   (182)        $   (172)
Unrecognized actuarial gain                                   (203)            (202)                (3)              (3)
Unrecognized prior service cost                                 15               16                (16)             (19)
Unrecognized net transition obligation                           4                1                 --               --
                                                          -------------------------------------------------------------
Accrued pension asset (liability)                         $   (158)        $     16           $   (201)        $   (194)
                                                          =============================================================

________________________________________________________________________________________________________________________


Amounts recognized in the Company's consolidated balance sheet at June 30 consist of:

                                                             PENSION BENEFITS                POSTRETIREMENT BENEFITS
MILLIONS                                                      1999             1998               1999             1998
-----------------------------------------------------------------------------------------------------------------------
Prepaid benefit cost                                      $    181          $   147            $    --          $    --
Accrued benefit liability                                     (339)            (131)              (201)            (194)
                                                          --------------------------------------------------------------
Net asset (liability) recognized                          $   (158)         $    16            $  (201)         $  (194)
                                                          -------------------------------------------------------------
________________________________________________________________________________________________________________________

Net periodic pension and other postretirement benefit costs for the fiscal years ended June 30 include the following components:


                                                         PENSION BENEFITS                        POSTRETIREMENT BENEFITS
MILLIONS                                         1999          1998          1997           1999            1998           1997
-------------------------------------------------------------------------------------------------------------------------------
Service cost                                  $    48      $     25      $     21       $      2        $      2       $      2
Interest cost                                      81            70            69             12              11             11
Expected return on plan assets                   (116)         (107)          (91)            --              --             --
Amortization of prior service costs                 3             3             3             (3)             (3)            (3)
Amortization of actuarial gains                    (6)           (6)           (1)            --              (1)            --
                                              ---------------------------------------------------------------------------------
Net benefit cost (credit)                     $    10      $    (15)     $      1       $     11        $      9       $     10
===============================================================================================================================

The weighted average rates and assumptions utilized in accounting for these plans for the fiscal years ended June 30 were:

                                                         PENSION BENEFITS                        POSTRETIREMENT BENEFITS
                                                 1999          1998          1997           1999            1998           1997
-------------------------------------------------------------------------------------------------------------------------------
Discount rate                                     7.3%          7.0%          7.8%           7.3%            7.0%           7.8%
Expected return on plan assets                   10.0%         10.8%         10.8%            --              --             --
Rate of compensation increase                     4.5%          4.3%          5.0%           4.5%            4.3%           5.0%
===============================================================================================================================

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $218 million, $196 million and $15 million, respectively as of June 30, 1999, and $50 million, $44 million and $4 million, respectively as of June 30,1998.

     For postretirement benefit measurement purposes, the Company assumed growth in the per capita cost of covered health care benefits (the health care cost trend rate) would gradually decline from 8.75 percent and 7.75 percent, in the pre-age 65 and post-age 65 categories, respectively in 1997 to 6 percent and 5 percent, pre-age 65 and post-age 65, respectively in 2002. In fiscal 1999, a one-percentage-point increase in this annual trend rate would have increased the postretirement benefit obligation by $8 million and the pre-tax expense by $1 million; conversely, a one-percentage-point decrease in the annual trend rate would have decreased the postretirement benefit obligation by $7 million and the pre-tax expense by $1 million.

     During 1999, the Company amended the pension plan for certain U.S. employees from a final pay plan to a cash balance pension plan. Under the new plan, participants accrue benefits based on a percentage of pay plus interest. The new cash balance plan allows lump sum benefit payments in addition to annuities. This change did not have a significant impact on the Company's net periodic pension costs for the fiscal year ended June 30, 1999.

NOTE 10    Business Segment and Geographic Data

BUSINESS SEGMENT DATA

In 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. FAS 131 supersedes FAS 14, Financial Reporting for Segments of a Business Enterprise, replacing the industry segment approach with the management approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. FAS 131 also requires disclosures about products and services, geographic areas and major customers. The prior year's segment information has been restated to present the Company's four reportable segments: music, filmed entertainment, recreation and other, and spirits and wine. Each of these reportable segments is a strategic business unit that offers different products and services that are marketed through different channels. They are managed separately because of their unique customers, technology, marketing and distribution requirements. The adoption of FAS 131 had no impact on the results of operations or financial position.

     The Company evaluates the performance of its segments and allocates resources to them based on several performance measures, including earnings before interest, taxes, depreciation and amortization from consolidated companies (EBITDA). While not a standard measurement under GAAP, the Company believes EBITDA is an appropriate measure of operating performance, given the goodwill associated with the Company's acquisitions. However, EBITDA could be defined differently by other companies and should be considered in addition to, not as a substitute for, other measures of financial performance including revenues and operating income. There are no intersegment revenues; however, corporate headquarters allocates a portion of its costs to each of its operating segments. The Company does not allocate interest income, interest expense, income taxes or unusual items to segments.


                                              FILMED      RECREATION     SPIRITS
MILLIONS                          MUSIC    ENTERTAINMENT  AND OTHER     AND WINE   CORPORATE      TOTAL
---------------------------------------------------------------------------------------------------------
JUNE 30,1999
Revenues                        $ 3,751       $2,931       $  818        $4,812      $   --       $12,312
EBITDA                          $   347       $ (136)      $  133        $  684      $   --       $ 1,028
Depreciation and amortization      (473)         (70)         (88)         (132)        (10)         (773)
Corporate expenses                   --           --           --            --        (100)         (100)
Restructuring charge               (313)         (92)          --            --          --          (405)
                                 -------------------------------------------------------------------------
Operating income (loss)         $  (439)      $ (298)      $   45        $  552      $ (110)      $  (250)
                                 -------------------------------------------------------------------------
Segment assets                  $16,392       $7,735       $3,029        $5,165      $2,690(1)    $35,011
Equity method investments       $    26       $2,810       $1,151        $   52      $   --       $ 4,039
Capital expenditures            $   135       $  134       $  134        $  128      $   --       $   531
                                ==========================================================================
JUNE 30,1998
Revenues                        $ 1,461       $2,793       $  695        $4,525      $   --       $ 9,474
EBITDA                          $    84       $  316       $   99        $  583      $   --       $ 1,082
Depreciation and amortization      (128)         (87)         (75)         (119)         (7)         (416)
Corporate expenses                   --           --           --            --        (113)         (113)
                                 -------------------------------------------------------------------------
Operating income (loss)         $   (44)      $  229       $   24        $  464      $ (120)      $   553
                                 -------------------------------------------------------------------------
Segment assets                  $ 2,902       $6,638       $3,044        $5,594      $4,001(2)    $22,179
Equity method investments       $    24       $2,431       $  961        $   21      $   --       $ 3,437
Capital expenditures            $    31       $   94       $  115        $  170      $   --       $   410
                                 =========================================================================
JUNE 30,1997
Revenues                        $ 1,427       $3,168       $  889        $4,870      $   --       $10,354
EBITDA                          $    76       $  218       $  102        $  786      $   --       $ 1,182
Depreciation and amortization      (134)         (61)         (71)         (123)         (4)         (393)
Corporate expenses                   --           --           --            --        (134)         (134)
Gain on sale of Putnam               --           --           64            --          --            64
                                 -------------------------------------------------------------------------
Operating income (loss)         $   (58)      $  157       $   95        $  663      $ (138)      $   719
                                 -------------------------------------------------------------------------
Segment assets                  $ 2,679       $4,825       $3,082        $5,290      $4,571(3)    $20,447
Equity method investments       $    13       $1,213       $  811        $   60      $   --       $ 2,097
Capital expenditures            $    47       $   44       $  115        $  187      $   --       $   393

==========================================================================================================

(1) Comprised of corporate assets not identifiable with reported segments ($1,567) and DuPont holdings ($1,123).

(2) Comprised of corporate assets not identifiable with reported segments ($1,039), DuPont holdings ($1,228) and net assets of discontinued Tropicana operations ($1,734).

(3) Comprised of corporate assets not identifiable with reported segments ($512), DuPont holdings ($1,034), Time Warner holdings ($1,291) and net assets of discontinued Tropicana operations ($1,734).

GEOGRAPHIC DATA

The following table presents revenues and long-lived assets by geographic area for the 1999, 1998 and 1997 fiscal years. Revenues are classified based upon the location of the customer. In addition to Canada, the Company's country of domicile, individual countries are specified if revenues or long-lived assets exceed 10 percent of the total.

                                                                   LONG-LIVED
MILLIONS                                                REVENUES       ASSETS
-----------------------------------------------------------------------------
JUNE 30, 1999
United States                                          $ 5,917        $15,093
United Kingdom                                           1,277          1,905
Canada                                                     325            456
Other countries                                          4,793          8,676
                                                       -------        -------
                                                       $12,312        $26,130
JUNE 30, 1998                                          -------        -------
United States                                          $ 4,977        $13,340
United Kingdom                                             769            611
Canada                                                     285             58
Other countries                                          3,443          1,199
                                                       -------        -------
                                                       $ 9,474        $15,208
                                                       -------        -------

JUNE 30, 1997
United States                                          $ 5,308        $12,557
United Kingdom                                             772            575
Canada                                                     287             55
Other countries                                          3,987          1,129
                                                       -------        -------
                                                       $10,354        $14,316
================================================================================

NOTE 11      Additional Financial Information

INCOME STATEMENT AND CASH FLOW DATA

                                                   FISCAL YEARS ENDED JUNE 30,
MILLIONS                                          1999        1998         1997
--------------------------------------------------------------------------------
INTEREST, NET AND OTHER
Interest expense                               $ 592        $318        $285
Interest income                                 (109)        (59)        (34)
Dividend income                                  (23)        (27)        (40)
Capitalized interest                              (3)         (4)         (4)
Gain on sale of DuPont warrants                   --          --         (60)
                                               -----       -----       -----
                                               $ 457        $228        $147
                                               -----       -----       -----

EXCISE TAXES
(included in revenues and cost of revenues)     $865        $726        $748

CASH FLOW DATA
Interest paid, net                              $643        $265        $252
Income taxes paid                               $471        $144        $ 85
================================================================================

BALANCE SHEET DATA

MILLIONS                                                  JUNE 30, 1999          JUNE 30, 1998
----------------------------------------------------------------------------------------------
RECEIVABLES
Trade                                                        $    3,227             $    1,994
Other                                                               432                    487
                                                             ---------------------------------
                                                                  3,659                  2,481
Allowance for doubtful accounts
   and other valuation accounts                                    (674)                  (326)
                                                             ---------------------------------
                                                             $    2,985             $    2,155
                                                             =================================
INVENTORIES
Beverages                                                    $    2,233             $    2,239
Materials, supplies and other                                       394                    316
                                                             ---------------------------------
                                                             $    2,627             $    2,555
                                                             =================================

LIFO INVENTORIES
Estimated replacement cost                                   $      395             $      356
Excess of replacement cost over
  LIFO carrying value                                              (187)                  (173)
                                                             ---------------------------------
                                                             $      208             $      183
                                                             =================================
OTHER CURRENT ASSETS
Film costs, net of amortization                              $      356             $      175
Music catalogs, artists' contracts and advances                     164                     76
Deferred income taxes                                               491                    282
Prepaid expenses and other current assets                           725                    554
                                                             ---------------------------------
                                                             $    1,736             $    1,087
                                                             =================================
FILM COSTS, NET OF AMORTIZATION

THEATRICAL FILM COSTS
Released                                                     $      320             $      353
In process and unreleased                                         1,058                    839
                                                             ---------------------------------
                                                                  1,378                  1,192
                                                             ---------------------------------
TELEVISION FILM COSTS
Released                                                            176                    223
In process and unreleased                                            53                     32
                                                             ---------------------------------
                                                                    229                    255
                                                             ---------------------------------
                                                                  1,607                  1,447
Less: current portion                                               356                    175
                                                             ---------------------------------
                                                             $    1,251             $    1,272
==============================================================================================

Unamortized costs related to released theatrical and television films aggregated $496 million at June 30, 1999. Excluding the portion of the purchase price allocated to the film library which is being amortized over a 20-year life, the Company currently anticipates that approximately 87 percent of the unamortized released film costs will be amortized under the individual film forecast method during the three years ending June 30, 2002.

MILLIONS                                       JUNE 30, 1999     JUNE 30, 1998
------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
Land                                               $     645         $     553
Buildings and improvements                             1,646             1,467
Machinery and equipment                                1,432             1,221
Furniture and fixtures                                   476               369
Construction in progress                                 286               301
                                                   ---------------------------
                                                       4,485             3,911
Accumulated depreciation                              (1,327)           (1,178)
                                                   ---------------------------
                                                   $   3,158         $   2,733
                                                   ===========================

PAYABLES AND ACCRUED LIABILITIES
Trade                                              $     843         $     449
Income and other taxes                                   378               286
Other                                                  3,587             1,619
                                                   ---------------------------
                                                   $   4,808         $   2,354
==============================================================================

NOTE 12  COMMITMENTS AND CONTINGENCIES

The Company has various commitments for the purchase or construction of property, plant and equipment, materials, supplies and items of investment related to the ordinary conduct of business. The Company is involved in various lawsuits, claims and inquiries. Management believes that the resolution of these matters will not have a material adverse effect on the results of operations, financial position or liquidity of the Company.

NOTE 13 DIFFERENCES BETWEEN U.S. AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
Differences between U.S. and Canadian GAAP for these financial statements are:

(i) The common stock of DuPont and USAi would be carried at cost under Canadian GAAP, thereby reducing shareholders' equity by $704 million or approximately five percent at June 30, 1999. There is no effect on net income.

(ii) Proportionate consolidation of joint ventures under Canadian GAAP would increase assets and liabilities by approximately $801 million and decrease working capital by approximately $44 million at June 30, 1999. There is no effect on net income.

(iii) Under Canadian GAAP, the assets and liabilities of the discontinued Tropicana operations would be presented separately on the consolidated balance sheet which would result in an increase of $434 million in both total assets and total liabilities at June 30, 1999. There is no effect on net income.

(iv) Canadian GAAP requires that the Company disclose it may experience the effects of the Year 2000 Issue before, on, or after January 1, 2000, and that the effects on operations and financial reporting, if not addressed, may range from minor errors to significant systems failure, which could affect the Company's ability to conduct normal business operations. While the Company has a Year 2000 program to address critical systems, it is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or third parties, will be fully resolved.

(v)      There are no other significant differences between U.S. and Canadian
         GAAP.

NOTE 14  SUBSEQUENT EVENTS

On July 2, 1999, the Company completed the sale of its Mumm and Perrier-Jouet Champagne operations for approximately $310 million. Through agreement with the purchaser, Seagram has retained global distribution rights of Mumm and Perrier-Jouet Champagnes for a ten-year period.

MANAGEMENT'S REPORT

The Company's management is responsible for the preparation of the accompanying financial statements in accordance with generally accepted accounting principles, including the estimates and judgments required for such preparation.

         The Company has a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and financial records underlying the financial statements properly reflect all transactions. The system contains self-monitoring mechanisms, including a program of internal audits, which allow management to be reasonably confident that such controls, as well as the Company's administrative procedures and internal reporting requirements, operate effectively. Management believes that its long-standing emphasis on the highest standards of conduct and business ethics, as set forth in written policy statements, serves to reinforce the system of internal accounting controls. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error or the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation.

         The Company's independent accountants, PricewaterhouseCoopers LLP, review the system of internal accounting controls to the extent they consider necessary to evaluate the system as required by generally accepted auditing standards. Their report covering their audits of the financial statements is presented below.

         The Audit Committee of the Board of Directors, solely comprising Directors who are not officers or employees of the Company, meets with the independent accountants, the internal auditors and management to ensure that each is discharging its respective responsibilities relating to the financial statements. The independent accountants and the internal auditors have direct access to the Audit Committee to discuss, without management present, the results of their audit work and any matters they believe should be brought to the Committee's attention.


    /s/ Edgar Bronfman  Jr.                     /s/ Robert W. Matschullat
    --------------------------                  -------------------------
        EDGAR BRONFMAN, JR.                     ROBERT W. MATSCHULLAT
  President and Chief Executive              Vice Chairman and Chief Financial
            Officer                                      Officer


                                 August 18,1999

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF THE SEAGRAM COMPANY LTD. We have audited the accompanying consolidated balance sheet of The Seagram Company Ltd. and its subsidiaries as of June 30, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years ended June 30, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards in the U.S. and Canada. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of the Company and its subsidiaries as of June 30, 1999 and 1998 and the results of their operations and their cash flows for the fiscal years ended June 30, 1999, 1998 and 1997, in accordance with generally accepted accounting principles in the U.S. which, in their application to the Company, conform in all material respects with generally accepted accounting principles in Canada.


/s/ PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP
New York, New York
August 18,1999